September 30, 2021

Via E-Mail

Board of Directors

Consumer Cooperative Group, Inc.

5900 Balcones Street, Suite 100

Austin, Texas 78731

To the Board of Directors:

We have been retained as counsel to Consumer Cooperative Group, Inc. (the “Company”) to render an opinion as to whether the Common Stock being offered herein are authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid and non-assessable.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

1.Articles of Incorporation – Cooperative of the Company dated January 27, 2017 and all three (3) amendments filed thereafter, including the “Articles of Amendment – Cooperative as filed April 26, 2021”;

2.Bylaws, and the Amendment to Bylaws of the Company;

3.The Unanimous Written Consent of the Board of Directors of the Company approving the offering of the securities offered in the offering statement;

4.The Action by Written Consent of the Stockholders of the Company approving the “Articles of Amendment – Cooperative as filed April 26, 2021”; and

5.A draft of Form 1-A.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed (i) that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and (ii) the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties.

The opinion expressed below is limited to the laws of the State of Oregon and we express no opinion as to the effect on the matters covered by the laws of any other jurisdiction.

Based upon the foregoing, we are of the opinion that the shares of Common Stock, being sold pursuant to the offering statement are duly authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the offering statement. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Yours truly,

Very truly yours,

/s/ Weltz Kakos Gerbi Wolinetz Volynsky LLP